Exhibit 99.1
Press Release

For Immediate Release	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR COMPLETES REINVESTMENT OF FUNDS
FROM MARCH PORTFOLIO SALE
DENVER, CO (September 4, 2008) UDR, Inc. (NYSE: UDR) announced today that it has completed the reinvestment of 1031 exchange funds from its March 3 portfolio sale. As of August 30, 2008, the Company had invested $951 million of the $1.7 billion proceeds to acquire 4,093 homes in 12 communities.
“A year ago, we embarked on an ambitious plan to transform our portfolio, and I’m pleased to report that we have exceeded our objectives,” said Thomas W. Toomey, President and CEO of UDR. “The first step of the plan was to sell 25,684 homes in 86 communities. We were able to complete this transaction on March 3, ahead of current difficult market conditions. The second step was to acquire properties in target markets to strengthen our portfolio. During 2008, we have completed $1.059 billion in new transactions and now have a solid portfolio of newer communities concentrated in markets with high job growth, low single-family-home affordability and high rent-growth potential. The average age of properties in the portfolio is now 15 years and our average monthly income per home is approaching $1,200, a 20% increase from the prior level.”
Background
On March 3, 2008, the Company completed a $1.7 billion sale of 25,684 homes in 86 communities for a net gain of $767 million. By reinvesting proceeds in new communities, the Company has deferred capital gains pursuant to the requirements of IRS Rule 1031, Exchange of Property Held for Productive Use or Investment. The 1031 exchange rule allows owners of real estate to reinvest the proceeds from the sale of property held for investment or business purposes into another investment or business property, and defer capital gains tax that would otherwise be due on the initial sale.
UDR also used proceeds from the March 3rd portfolio sale to repurchase 4.9 million shares of its common stock for $115.8 million and to pay down $387.4 million of debt. In addition, the Company expects to declare a special dividend to shareholders; the exact amount and composition of the dividend will be calculated and communicated to shareholders before the end of the year.

A summary of recent community acquisitions is provided below and a more complete summary, with property photos and neighborhood maps, is available on the Company’s website at http://www.snl.com/irweblinkx/corporateprofile.aspx?IID=103025.

Community	Location	#	Avg. Rent/	Year Built	Date Acq.
		Homes	Occ. Home
The following Properties constitute 1031 Exchanges from the March Portfolio Sale
West Coast
Edgewater	San Francisco	193	$2,945	2007	Mar. ‘08
Tierra Del Rey	Marina Del Rey, CA	170	2,576	1999	Dec. ‘07
Island Square	Mercer Island, WA	235	2,000	2007	July ‘08
Pine Brook Village II	Cost Mesa, CA	296	1,760	1975	May ‘08
Almaden Lake Village	San Jose, CA	250	1,650	1999	July ‘08
Hearthstone at Merrill Creek	Everett, WA	220	1,203	2000	May ‘08
East Coast
Delancey at Shirlington (in lease-up)	Arlington, VA	241	1,640	2007	Mar. ‘08
Circle Towers	Fairfax, VA	606	1,435	1972	Mar. ‘08
Texas
Residences at the Domain	Austin, TX	390	1,223	2007	Aug. ‘08
Legacy Village	Plano, TX	1,043	1,014	2006	Mar. ‘08
Presale — under development
Vintage Lofts	Tampa, FL	249	1,544	2009	Aug. ‘08
Waterford at Peoria	Phoenix, AZ	200	1,124	2008	Aug. ‘08

SUB TOTAL:		4,093

Other acquisitons completed in 2008 include the following:
The Place at Millenia (pre sale)	Orlando, FL	371	923	2008	Jan. ‘08
Dulaney Crescent	Towson, MD	264	1,534	2003	Mar. ‘08

GRAND TOTAL:		4,728

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of August 31, 2008, UDR owned 44,089 apartment homes and had 5,116 homes under development and another 684 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one or more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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